Exhibit 5.1

Office: +852 2801 6066

Mobile: +852 9718 8740

Email: rthorp@tta.lawyer

DDC Enterprise Limited

Harbour Place, 2nd Floor North Wing

103 South Church Street

P.O. Box 472, George Town

Grand Cayman KY1-1106

Cayman Islands

14 August 2026

Dear Sirs

DDC Enterprise Limited

We have examined the Registration Statement on Form S-8 to be filed by DDC Enterprise Limited, a Cayman Islands exempted company incorporated with limited liability (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of Class A Ordinary Shares of the Registrant (the “Shares”) for issuance pursuant to the Share Option Plan (as defined in the Registration Statement) (the “Plan”).

As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plan and the issue of the Shares by the Registrant and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorizing the issue.

It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the relevant resolutions adopted by the Board of Directors of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plans) and when appropriate entries have been made in the Register of Members of the Registrant, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Travers Thorp Alberga

TRAVERS THORP ALBERGA